Exhibit 10.14

English Translation

SHANGHAI NO. 1 CHINESE MEDICINE CO. LTD.

EQUITY JOINT VENTURE CONTRACT

January 6, 2001

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CONTENTS

CHAPTER 1 DEFINITIONS	4

CHAPTER 2 ESTABLISHMENT OF THE JOINT VENTURE COMPANY	7

CHAPTER 3 PURPOSE, SCOPE OF BUSINESS AND PRODUCTION SCALE OF THE JOINT VENTURE COMPANY	8

CHAPTER 4 TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL	8

CHAPTER 5 ASSIGNMENT OF INVESTMENT	12

CHAPTER 6 SPECIAL OBLIGATIONS OF THE PARTIES	13

CHAPTER 7 REPRESENTATION, WARRANTIES AND UNDERTAKINGS	14

CHAPTER 8 BOARD OF DIRECTORS	18

CHAPTER 9 MANAGEMENT ORGANIZATION	22

CHAPTER 10 CERTIFICATE, APPROVAL AND TRADEMARK	24

CHAPTER 11 SITE	25

CHAPTER 12 PURCHASE OF EQUIPMENT AND MATERIAL	26

CHAPTER 13 CONTRACTING WITH THIRD PARTIES	26

CHAPTER 14 LABOUR MANAGEMENT	26

CHAPTER 15 TAXES	27

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CHAPTER 16 FINANCIAL AFFAIRS AND ACCOUNTING	28

CHAPTER 17 FOREIGN EXCHANGE	29

CHAPTER 18 EFFECTIVE DATE, TERM AND TERMINATION	29

CHAPTER 19 LIQUIDATION AND DISPOSAL OF THE ASSETS OF THE JOINT VENTURE COMPANY	32

CHAPTER 20 INSURANCE	33

CHAPTER 21 AMENDMENT OF THE CONTRACT	33

CHAPTER 22 FORCE MAJEURE	33

CHAPTER 23 SETTLEMENT OF DISPUTES AND GOVERNING LAW	34

CHAPTER 24 CONFIDENTIALITY	34

CHAPTER 25 BREACH OF CONTRACT	35

CHAPTER 26 GENERAL PROVISIONS	35

CHAPTER 27 APPENDICES	36

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

THIS EQUITY JOINT VENTURE CONTRACT (the “Contract”) is jointly signed in Shanghai Municipality, the People’s Republic of China (the “PRC” or “China”) on this sixth day of January 2001 by and between:

Party A:                                                   Shanghai Traditional Chinese Medicine Co., Ltd., a corporate legal person established and existing pursuant to the laws of the PRC and registered with the Shanghai Municipal Administration for Industry and Commerce, China, with its legal address at 239 Hankou Road, Shanghai Municipality, China; Fax number: (86-21) 6350 2061.

The authorized legal representative for this Contract:

Name: Mr. Xu Qinfa

Position: Chairman

Nationality: Chinese

Party B:                                                   Hutchison Chinese Medicine (Shanghai) Investment Limited, a limited liability company established and existing pursuant to the laws of British Virgin Islands, with its registered address at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands and its correspondence address at Room 2018, 22nd Floor, Hutchison House, 10 Harcourt Road, Central, Hong Kong; Fax number: (852)28100772

The authorized legal representative for this Contract:

Name: Mr. Simon To Chi Keung

Position: Board Director

Nationality: British

PRELIMINARY STATEMENT

In accordance with the Law of the People’s Republic of China on Sino-foreign Equity Joint Venture Enterprises, the implementation regulations issued thereunder and other applicable laws and regulations, the aforesaid Parties, adhering to the principle of equality and mutual benefit and through friendly consultations, agree to form a joint venture company on the following terms and conditions in Shanghai Municipality, China.

CHAPTER 1
DEFINITIONS

For the purposes of this Contract, the following terms shall have the meanings set out below:

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

1.1.                            “Affiliate” shall mean any company that directly, or indirectly controls or is controlled by, or under common control with either of the Parties. Control shall mean having, directly or indirectly, more than fifty percent (50%) of the equity interest or controlling power or management power.

1.2.                            “Associated Company” shall mean a company in which any of the Parties holds, directly or indirectly, greater than twenty percent (20%) but less than fifty percent (50%) of the equity interest.

1.3.                            “Parties hereto” or “Parties” shall mean Party A and Party B.  “Party hereto” or “Party” shall mean Party A or Party B, as the context may require.

1.4.                            “Investing Party” or “Investing Parties” shall mean Party A, Party B or both Party A and Party B, as the context may require.

1.5.                            “JVC” shall mean Shanghai No.1 Chinese Medicine Co., Ltd. established by the Investing Parties in Shanghai Municipal, China pursuant to this Contract.

1.6.                            “Contract Products” or “JVC Products” shall mean the products transferred by Party A to the JVC pursuant to this Contract.

1.7.                            “Varieties” shall have the basic meaning ascribed to it under the Regulations on the Protection of Varieties of Traditional Chinese Medicines (中藥品種保護條例) and also include part or all of the followings (if applicable): national standards (which shall have the same meaning with national drug standards as defined in “The Drug Administration Law of the People’s Republic of China”) of a certain pharmaceutical variety, prescription, form of dosage, relevant patents, copyright and other intellectual property rights, manufacturing practices or processes, as well as other related technical data and information. Variety can be any one of the following types:

(1)                                 patented varieties: means varieties of traditional Chinese medicine for each of which a certificate of patent has been granted;

(2)                                 protected varieties: means varieties of traditional Chinese medicine for each of which a certificate of variety of traditional Chinese medicine under protection has been granted, including Class I protected varieties, Class II protected varieties and any other classes of protected varieties;

(3)                                 varieties of traditional Chinese medicine which have achieved China national drug standards or standards of provinces, municipalities or autonomous cities;

(4)                                 new drugs: varieties of traditional Chinese medicine for each of which a new drug certificate has been granted;

(5)                                 varieties of traditional Chinese medicine for which the China drug approval numbers have been granted;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(6)                                 any other varieties of traditional Chinese medicine which satisfy the standard of the China Pharmacopoeia or Chinese pharmaceutical standards; and

(7)                                 other varieties of traditional Chinese medicine recognized by the JVC and approved by the drug regulatory authority of the PRC.

1.8.                            “Investment” shall mean the actual capital contributions paid by the Parties to the JVC and the Parties’ ownership percentage in the JVC in proportion to their capital contributions.

1.9.                            “Articles of Association” shall mean the Articles of Association of the JVC.

1.10.                     “Board of Directors” or “Board” shall mean the Board of Directors of the JVC consisted of the Directors nominated by the Investing Parties hereto.

1.11.                     “Effective Date” shall mean the approval date specified in the approval certificate issued by the relevant PRC governmental authority upon the approval of this Contract and the Appendices hereto.

1.12.                     “Date of Establishment” shall mean the date of issuance of the JVC’s business license.

1.13.                     “Examination and Approval Authority” shall mean the Ministry of Foreign Trade and Economic Cooperation or the examination and approval authority entrusted thereby.

1.14.                     “Joint Venture Term” shall mean the term set forth in Section 18.2 hereunder or that term as may be extended or shortened pursuant to Section 18.2 or Section 18.4 hereunder.

1.15.                     “Party A’s Assets” shall mean the buildings, structures, production equipment and other assets located on the Sites and at any other locations, which will be contributed to the JVC pursuant to this Contract. A description of Party A’s Assets to be contributed to the JVC, together with the appraised value thereof, is included in Appendix A hereto.

1.16.                     “Party A’s Contracts” shall mean the outstanding contracts concluded by Party A (and to be transferred to the JVC) which the JVC must continue to perform.  The basic terms and conditions of such contracts are set forth in Appendix B hereto.

1.17.                     “Renminbi” or “RMB” shall mean the legal currency in China.

1.18.                     “US Dollars” or “US$” shall mean legal currency of the United States of America.

1.19.                     “SAFE” shall mean the State Administration of Foreign Exchange of PRC or its Shanghai branch.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

1.20.                     “Sites” shall mean a piece of land and area in Shanghai Municipality, the land use right over which will be acquired by the JVC under this Contract for the duration of the Joint Venture Term. The site map showing the location and boundaries of the plots of land and relevant documents are attached hereto as Appendix C.

1.21.                     “Two Certificates” shall mean the pharmaceutical manufacturing permit (藥品生產許可證) and the GMP certificate for drugs (藥品生產合格證).

1.22.                     “Product Certificate or Product Approval” shall mean the state new drug certificate or product approval.

1.23.                     “Working personnel” shall mean all workers and other staff (except for the Board Directors and senior personnel) of the JVC, including personnel seconded to the JVC by either Party.

CHAPTER 2
ESTABLISHMENT OF THE JOINT VENTURE COMPANY

2.1.                            In accordance with the Law of the PRC on Sino-foreign Equity Joint Venture Enterprises, the implementing regulations issued thereunder and other applicable laws and regulations of the PRC, the Parties, adhering to the principle of equality and mutual benefit and through friendly consultations, agree to establish this JVC in Shanghai Municipality, China. The JVC may establish offices in Mainland China, Hong Kong, Macao, and other countries as needed, by discussion and decision of the Board of Directors and subject to approval by the relevant governmental authorities.

2.2.                            The JVC shall apply for registration with the Shanghai Municipal Administration for Industry and Commerce, China.  All activities of the JVC in China shall comply with the laws, decrees and regulations of China and be protected and governed by the laws of the PRC.

2.3.                            The JVC shall be a limited liability company. The liability of the Investing Parties shall be limited to the amounts of their respective capital contribution.

2.4.                            The profits, risks and losses shall be shared by the Investing Parties in proportion to their respective ownership percentage.

2.5.                            The JVC shall continue to perform Party A’s Contracts signed by or assigned to Party A, the basic terms and conditions of which are listed in Appendix B hereto. Party A guarantees that the relevant documents and information provided by it in Appendix B hereto are complete, true and valid.

2.6.                            The JVC shall be an independent economic entity and entitled to all preferential treatment granted to the Sino-foreign joint venture enterprises by the PRC government and the Shanghai Municipal People’s Government. The JVC shall have

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

full autonomy in its business operations and decide its business policies in the best interests of the JVC.

2.7.                            The Chinese name of the JVC shall be上海和黃藥業有限公司 . The English name of the JVC shall be SHANGHAI NO. 1 CHINESE MEDICINE CO. LTD.

2.8.                            The legal address of the JVC shall be： 2098 Zhennan Road, Shanghai Municipality, China (中國上海市真南路2098號).

CHAPTER 3
PURPOSE, SCOPE OF BUSINESS AND PRODUCTION SCALE OF THE JOINT VENTURE COMPANY

3.1.                            The purpose of the JVC shall be, through the joint venture formed by the Parties, to enhance economic cooperation and technology exchanges, development and promote modernization of traditional Chinese medicines, apply advanced technology, facilities and equipment, and absorb management experience from abroad, so as to bring satisfactory economic benefits to the Parties.

3.2.                            The business scope of the JVC shall be to produce, research and develop traditional Chinese medicine in the form of injections, tablets, powder, liquids and capsules, and sell these self-manufactured products.

3.3.                            The Parties agree that the JVC shall, from the Varieties with Production Approval provided by Party A, select the profitable Varieties that meet market demand for production and sale. Product Varieties provided by Party A to the JVC are detailed in the Product Catalogue of the JVC in Appendix D hereto. The JVC shall accelerate its research and development of new Varieties of traditional Chinese medicine and commence production as soon as possible according to market conditions.

CHAPTER 4
 TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

4.1.                            The total amount of investment of the JVC shall be ([**]).

4.2.                            The total amount of the JVC’s registered capital shall be ([**]).

4.3.                            The capital contributed by each Party and the ownership percentage shall be as follows:

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(1)                                 Party A’s contribution to the JVC’s registered capital shall be ([**]), representing fifty percent (50%) of the registered capital.

(2)                                 Party B’s contribution to the JVC’s registered capital shall be in US Dollar or Hong Kong Dollar in an amount equivalent to ([**]), representing fifty percent (50%) of the registered capital.

4.4.                            Each Party shall contribute or raise capital as follows:

(1)                                 Each Party shall contribute capital in the following manner pursuant to Sections 4.5 to 4.7 hereunder:

Party A:                                                   Party A’s contribution to the JVC shall be Party A’s Assets valued at ([**]). Party A’s Assets are listed in Appendix A hereto.

Party B:                                                   Party B’s contribution to the JVC shall be cash in US Dollar or Hong Kong Dollar in an mount equivalent to ([**]).

If either Party fails to make its contribution pursuant to the above provision, the other Party may elect to terminate and liquidate the JVC by giving notice to the non-contributing Party, or subject to the PRC laws, to adjust the ownership percentage to a percentage equal to their actual capital contributions.

(2)                                 The balance between the total amount of investment and the registered capital shall be provided or raised by each Party as follows:

a) in proportion to their ownership percentages in the JVC as specified in Section 4.3 herein, Party A shall provide funds to the JVC in the form of certain assets (as described in Appendix A hereto- Party A’s Assets) and cash (including shareholder loans), and Party B shall provide funds to the JVC in cash (including shareholder loans); and b) the JVC may raise funds through loans or other financial instruments from third parties. Each Party shall raise funds or provide guarantee for the JVC in proportion to their ownership percentages as and when needed. If the JVC cannot raise funds through loans or other financial instruments as described in b) above, each Party shall under any circumstance whatsoever provide funds to the JVC pursuant to this provision.

If either Party fails to provide funds pursuant to the above, the other Party may elect to terminate and liquidate the JVC by giving notice to the non-contributing Party, or to purchase the non-contributing Party’s equity interest in the JVC at an appraised value pursuant to the laws of the PRC.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

The Parties agree that, if further register capital is required for the operation and development of the JVC, each Party shall make additional capital contribution to the registered capital in proportion to their existing ownership percentage in the JVC. After the resolution for capital increase is unanimously passed by the Board of Directors, if either Party is unwilling to make additional contribution, the other Party may elect to contribute the non-contribution Party’s portion of such additional capital contribution. In such case, Party A and Party B’s ownership percentage in the JVC shall be adjusted accordingly (the ownership percentage of the contribution Party shall be increased and that of the non-contributing Party shall be decreased), and the rights and obligations of each Party in the JVC (including without limitation, the number of Directors each Party is entitled to appoint) shall also be adjusted accordingly.

4.5.                            Subject to the satisfaction of each of the conditions precedent under Section 4.6 herein or waiver by mutual consent of the Parties of certain conditions precedent, the Parties shall pay make their respective contribution to the JVC pursuant to the payment schedule as prescribed in Section 4.7 herein.

4.6.                            The Parties’ obligations to make contribution to the registered capital of the JVC are subject to the satisfaction of each of the following conditions precedent:

(1)                                 relevant governmental authorities have formally approved the initiation and feasibility study report of the project contemplated under this Contract;

(2)                                 the JVC has obtained the certificate of approval and other approvals of the Contract and Articles of Association from the Examination and Approval Authority, and obtained the temporary Business License for Corporate Legal Person in the PRC (the “Business License”);

(3)                                 the JVC has obtained “Taxation Registration Certificate for Foreign Investment Enterprise in the PRC”;

(4)                                 the JVC has obtained “Foreign Exchange Registration Certificate for Foreign Investment Enterprise” and “Finance Registration Certificate for Foreign Investment Enterprise”;

(5)                                 a qualified appraisal organization has delivered an asset valuation report on the Party A’s Assets as listed in Appendix A, and the State-owned Assets Administration Office has approved the asset valuation report;

(6)                                 the JVC has legally obtained the certificates of land use right and the real estate ownership certificates pursuant to the provisions of Chapter 11 herein;

(7)                                 the JVC has legally obtained the Two Certificates and Product Certificate or Product Approval required for the production of the sixty-eight products in the name of the JVC; and

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(8)                                 the JVC and Party A have executed the license agreement in relation to the trademark of “Shanghai Pharma” (上藥) in the form attached hereto as Appendix H, under which, Party A grants the JVC the exclusive right to use the “Shanghai Pharma” trademark before Party A has formally and legally transferred the “Shanghai Pharma” trademark to the JVC, and such license agreement has been filed with the State Trademark Office.

If any of the above conditions precedent is not fulfilled within three (3) months from the date of the issuance of the JVC’s Business License, or not waived by both Parties in writing within thirty (30) days after the lapse of the aforesaid 3-month period, neither party is obligated to make its contribution, and either Party has the right to terminate the Contract.

4.7.                            The Parties agree to make their respective contribution to the registered capital according to the following schedule:

(1)                                 the Parties shall pay their respective contribution within three (3) months from the date of the issuance of the JVC’s Business License. The contribution schedule is detailed in Appendix E;

(2)                                 if any of the conditions precedent listed in Section 4.6 is not fully satisfied within the period specified in (1) above, or not waived by both Parties in writing, and neither Party exercises its right to terminate the Contract, within three (3) months from the date of the issuance of the Business License, Party A shall pay all of its contribution to the JVC on a one-time basis, and Party B shall pay [**)] of its contribution to the JVC.  If any of the conditions precedent is not fully fulfilled within one and a half years, or not waived by both Parties in writing, the JVC shall be liquidated.

4.8.                            Upon obtaining the Business License, the JVC shall convene the first Board meeting pursuant to Section 8.4 herein and open a Renminbi account and a foreign currency account following the first Board meeting. The Parties shall then pay their respective contribution to the JVC pursuant to the proportion of contribution specified in Section 4.3 above, the form of contribution specified in Section 4.4 and the contribution schedule as stated in Section 4.7.

4.9.                            All payment of the contribution shall be calculated at the exchange rate equal to the average rate of the foreign exchange selling and buying rates published by the People’s Bank of China on the date of payment.

4.10.                     Promptly after the Investing Parties have made their contributions, the JVC shall engage an accounting firm registered in China to verify the contributions and issue a capital verification report.  Pursuant to this capital verification report, the JVC shall issue investment share certificates, which shall specify the name and the Date of Establishment of the JVC, the name of the Investing Party, the amount of

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

contributions and the date on which such contributions were made, and the date of issuance of the investment share certificate.

CHAPTER 5
 ASSIGNMENT OF INVESTMENT

5.1.                            Neither Party shall assign, sell or otherwise dispose of all or part of its Investment to a third party without prior written consent of the other Party.

5.2.                            If a Party (the “Disposing Party”) wishes to assign, sell or otherwise dispose of all or part of its Investment, it shall notify the other Party of the terms and conditions of the proposed assignment in writing and the other Party shall have the right of first refusal.

5.3.                            If the other Party has not exercised it right of first refusal within three (3) months, the Disposing Party may assign, sell or otherwise dispose of all or part of its Investment to a third party at a price and on terms not more favourable than those provided to the other Party. The Disposing Party shall provide to the other Party a copy of the written agreement signed with the purchaser/assignee.

5.4.                            Notwithstanding the foregoing, the Parties agree that either Party may assign all or part of its Investment to their Affiliates. The Parties hereby acknowledge and agree on such assignment and waive their right of first refusal, and will procure the Board of Directors to approve such assignment.

5.5.                            The assignment of its Investment by any Party shall be subject to the following conditions:

(1)                                 the assignee has signed the relevant written documents in the forms as reasonably requested by the other Party, whereby the assignee agrees to be bound by this Contract and enjoy interests and rights under the Contract as if it were an the original Party hereto; and

(2)                                 the business operation or performance of contracts of the JVC must not be interrupted by such sale, assignment or other disposal of the Investment interests.

5.6.                            The sale, assignment or other disposal of the Investment shall be submitted to the competent Examination and Approval Authority for approval in accordance with the laws. Upon the receipt of the approval from the Examination and Approval Authority, the JVC shall file the registration of changes with the Shanghai Municipal Administration for Industry and Commerce.

The above provision is not applicable to the circumstances as specified in Section 18.4 herein.

5.7.                            Without the consent from the other Party, neither Party shall pledge, mortgage or otherwise encumber all or any part of its equity interest in the JVC.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CHAPTER 6
SPECIAL OBLIGATIONS OF THE PARTIES

6.1.                            Party A shall:

(1)                                 [**]

(2)                                 [**]

(3)                                 [**]

(4)                                 [**]

(5)                                 [**]

(6)                                 [**]

(7)                                 [**]

(8)                                 [**]

(9)                                 [**]

(10)                          [**]

6.2.                            Party B shall:

(1)                                 [**]

(2)                                 [**]

(3)                                 [**]

(4)                                 [**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(5)                                 [**]

(6)                                 [**]

CHAPTER 7
REPRESENTATION, WARRANTIES AND UNDERTAKINGS

7.1.                            For the purpose of this Contract, Party A makes the following unconditional and irrevocable representations and warranties to Party B:

(1)                                 Party A is an enterprise established and existing pursuant to the laws of the PRC and is an independent corporate legal person;

(2)                                 Party A has the power and legal capacity to execute and perform this Contract and all other documents related to the Contract where Party A is a party;

(3)                                 Party A has taken all measures and obtained all authorizations to execute this Contract and all other related documents where Party A is a party;

(4)                                 Party A has obtained all approvals, consents, authorizations and permissions from relevant governmental authorities to execute this Contract, Articles of Association and Appendices; and

(5)                                 Party A is the lawful owner of and has full and valid title to the contribution made by Party A to the JVC, free and clear of any securities, mortgages, pledges, lien and/or other encumbrance/debt and/or third party rights or claims.

7.2.                            For the purpose of this Contract, Party B makes the following unconditional and irrevocable representations and warranties to Party A:

(1)                                 Party B is a limited liability company established and existing pursuant to the laws of its place of registration and is an independent corporate legal person;

(2)                                 Party B has the power and legal capacity to execute and perform this Contract and all other documents related to the Contract where Party B is a party;

(3)                                 Party B has taken all measures and obtained all authorizations to execute this Contract and all other related documents where Party B is a party;

(4)                                 Party B has obtained all approvals, consents, authorizations and permissions to execute this Contract, Articles of Association and Appendices; and

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(5)                                 Party B is the lawful owner of and has full and valid title to the contribution made by Party B to the JVC, free and clear of any securities, mortgages, pledges, lien and/or other encumbrance/debt and/or third party rights or claims..

7.3.                            Upon negotiations, Party A or Party B agrees to make the following unconditional and irrevocable representations, warranties and undertakings:

(1)                                 the assets and liabilities as of the date hereof which have been confirmed in writing by Party B will be transferred to the JVC by Party A.  Any asset or liability that is not confirmed by Party B shall be owned or assumed by Party A, and Party A warrants it will be responsible for any issues arising therefrom, and guarantees the JVC will not be involved in any economic or legal disputes or suffer any losses arising therefrom;

(2)                                 the balance sheet confirmed by the Parties will be audited by a qualified accounting firm in China appointed by the Parties. The audited financial statements shall be used as the basis for the general ledger the JVC;

(3)                                 considering that a) Party A is in continual operation as a going concern; b) the balance sheet in Appendix A hereto solely reflects the transaction price of the Party A’s Assets as agreed by both Parties based on appraisal, and c) there have been changes in the balance sheet from the appraisal date to the Date of Establishment, the Parties agree to appoint a qualified accounting firm in China to audit the financial statements of Party A’s Assets for a period ended on the Date of Establishment (the “Audited Financial Statements”), and adjust the financial statements in Appendix A hereto on the basis of the Audited Financial Statements. The JVC will prepare its accounts on the basis of the Audited Financial Statements;

(4)                                 Party A represents and warrants that all information related to the assets and liabilities disclosed to Party B is complete, true and valid. Party A shall indemnify the JVC against any damages and losses incurred or suffered by the JVC arising from any untrue statements by Party A;

(5)                                 starting from the Date of Establishment, Party A shall assist the JVC in counting, stocktaking and confirming the assets, and deliver to the JVC all assets, documents and materials that the JVC shall be entitled to, and the JVC shall then confirm the receipts of the above in writing to Party A;

(6)                                 Party A represents and warrants that a) all land, power and environmental facilities as part of Party A’s contribution into the JVC are in compliance with regulatory requirements and in good working conditions; and b) Party A has not received any order or other instructions from any governmental authority, requiring Party A to change land use, or add, expand or remodel any facilities to fulfil regulatory requirements;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(7)                                 in connection with the account receivables confirmed by both Parties as listed in the balance sheet in Appendix A hereto, Party A shall execute contracts, agreements or confirmation letters with relevant enterprises or individual debtors (the “Debtors”), whereby the Debtors shall confirm the amount owed by them to the JVC and undertake to pay the confirmed amount to the JVC within three months from the Date of Establishment. Any amount that has not been confirmed or paid by Debtors shall be deducted from the balance sheet and Party B may reduce its capital contribution into the JVC by an amount equals to such unpaid or unconfirmed amount;

(8)                                 the liquid liabilities confirmed by both Parties as listed in balance sheet in Appendix A hereto are the maximum liabilities that the JVC agrees to assume. Party A shall handle or settle any additional or unrecorded liabilities and guarantee the JVC will not be held responsible for such liabilities or suffer any damages;

(9)                                 Party A shall obtain the approval of the transfer of the state-owned assets to the JVC from the competent State-owned Assets Administration Office;

(10)                          Party A agrees to assist the JVC in obtaining loans from banks on terms and conditions no less favourable than those offered to Party A. JVC shall grant security interests over its assets as the banks may require. The Parties shall provide guarantee in favour of the banks in proportion to their ownership percentage in the JVC if additional guarantee is required. Before it obtains such loans from the banks, the JVC will confirm to Party A in writing that it would assume a loan of [**] listed on Party A’s balance sheet. This confirmation letter will become invalid on the date when the loans are deposited in JVC’s account;

(11)                          Party A shall be responsible for dealing with the legal and economic relations and assume any liabilities in connection with its investment projects or tertiary industry projects that are not taken over by the JVC, and ensure, under no circumstance will the JVC be liable for any consequences in connection with the projects.

(12)                          in connection with Party A’s in-kind contribution of inventory to the JVC, Party A warrants that a) the inventory (including raw materials, finished drug products and packaging materials) is relevant to the [**] product Varieties of the JVC; b) the raw materials and auxiliary ingredients comply with the quality standard and requirements; and c) and the semi-finished products and finished products of the traditional Chinese medicine have not expired. Party B may engage a pharmaceutical research institute to test the inventory as it deems necessary, and pharmaceutical research institute’s decision shall be final and binding. Any inventory which does not comply with the aforesaid requirements will not be accepted as part of the contribution to the JVC, and Party B may reduce its contribution to the JVC by an amount equals to the value of such unqualified inventory.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(13)                          after the establishment of the JVC, Party A shall procure that the employees of the No.1 Chinese Traditional Medicine Factory who would be retained by the JVC enter into the employment contracts with the JVC. Party A shall be responsible for the employees who are not retained by the JVC (the “Redundant Employees”).  Except for the redundancy payment provided by Party B and paid by the JVC as stipulated in Section 14.4 herein, the JVC shall not have any legal or economic responsibilities for the Redundant Employees. The Parties agree that upon the establishment of the JVC, the number of employees required shall be [**];

(14)                          Party A guarantees it shall be responsible for all taxes (sales tax, value-added tax and income tax, etc.) and employees’ taxes (including, without limitation, personal income tax), social welfare funds and other expenses incurred prior to Date of Establishment of the JVC, and ensures that the JVC has nothing to do with these taxes and expenses. Party A undertakes that from the Date of Establishment of the JVC, it shall assist the JVC in maintaining its normal operation and keeping all supply chains (including but not limited supply chains related to raw materials, auxiliary ingredients, packaging materials, semi-finished products) running smoothly;

(15)                          Party A warrants that it is the lawful owner of the “Two Certificates”, “Product Certificate or Product Approval” and “Shanghai Pharma” trademark, and no third party has raised or will raise any claim or objection in respect of such ownership. Party A has full right to transfer the “Two Certificates”, “Product Certificate or Product Approval” and “Shanghai Pharma” trademark to the JVC. Party A undertakes that starting from the Date of Establishment of the JVC, it will stop production and cease all use of the “Two Certificates”, “Product Certificate or Product Approval” and “Shanghai Pharma” trademark, provided that Party A has a grace period of six months to use the “Shanghai Pharma” trademark so that it can continue to sell any inventory of packaging materials with Shanghai Pharma” trademark until such materials have been consumed. The grace period shall not exceed six months from the date hereof.  The inventory of packaging materials are listed in Appendix J hereto and the grace period shall not apply to any product that is not included in the list.

(16)                          the Parties undertake that they will assist the JVC in protecting the “Shanghai Pharma” trademark and preventing any infringement, counterfeiting or other diminution in value (the “Infringement”), and they will immediately notify the senior management of the JVC if they detect any Infringement, so the JVC can take necessary actions to stop such Infringement and seek remedies against infringers ;

(17)                          Party A ensures that the JVC has autonomy to recruit any employee to fill a position at any time without any constraint, and Party A, its Associated Company or its Affiliate will not object or hinder the JVC from recruiting

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

any employee who has worked for Shanghai Pharmaceuticals Holding Co., Ltd., its Affiliate or Associated Company; and

(18)                          the Parties hereby agree that Party A shall be responsible for all debts and liabilities (except for the accounts payable listed in Appendix A hereto that will be assumed by the JVC as agreed by Party B) related to Party A’s Contracts (listed in Appendix B hereto) occurred prior to the date on which Party A’s Contracts (Appendix B hereto) are transferred to the JVC (the “Transfer Date”), and under no circumstance, will the JVC be responsible for such debts or liabilities.  Party A shall indemnity, reimburse and hold the JVC harmless from any losses (including proceedings and legal fees) incurred by the JVC arising out of or resulting from any third party claim or demand brought after the Transfer Date against the JVC with respect to Party A’s above debts or liabilities. Party A shall be entitled to any benefits arising under Party A’s Contracts relating to claims or rights incurred or brought against any third party prior to the Transfer Date. The JVC agrees to assist Party A in exercising or realizing such right or claim as and when needed. If the JVC receives any proceeds relating to such claims or rights as a result of the assumption of Party A’s Contracts, it shall immediately pay such proceeds to Party A.  JVC shall assume any right, obligation, risk and liability under Party A’s Contracts occurred after the Transfer Date pursuant to this Contract. Should Party A has received any advance payment or realized any rights ahead of time prior to the Transfer Date, Party A shall immediately pay the received amount to the JVC or transfer the realized rights to the JVC for free. Party A shall be responsible for all liabilities and obligations under the contracts that are not transferred to the JVC, and the JVC has nothing to do with such contracts.

CHAPTER 8
BOARD OF DIRECTORS

8.1.                            The Board of Directors shall consist of six (6) Directors with three (3) appointed by Party A and three (3) appointed by Party B.  No Director shall have any personal liability for any act performed in his capacity as Director of the JVC except for such acts that would constitute violations of the published laws of any jurisdiction to which the JVC or the relevant Director (as the case may be) is subject.

8.2.                            If a seat on the Board is vacated by the retirement, resignation, illness, disability or death of a Director or by removal of such Director by the Party which originally appointed him, the Party which originally appointed such Director shall appoint a successor within thirty (30) days from the date of vacancy and notify the other Party in writing; otherwise, it shall be deemed to have waived its rights during the period of vacancy until a successor is appointed.  Such successor shall be appointed to serve out the balance of the relevant term.

8.3.                            There is a Chairman and a Vice-Chairman in the Board of Directors.  The Chairman shall be appointed by Party A and the Vice-Chairman shall be appointed by Party B.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

The term of office for the Directors shall be four (4) years, which may be renewed with the consent of both Parties. The Chairman of the Board shall be the legal representative of the JVC. Each Director shall be entitled to cast only one vote.

8.4.                            The JVC shall convene its first Board meeting within seven (7) days after its establishment to set up the operation and management organizations of the JVC and to appoint a General Manager to oversee the daily operations of the JVC. The establishment of the organizational structure of the JVC, operation, management, finance, accounting, auditing, human resources management and labour union shall be handled in accordance with the Articles of Association.

8.5.                            The Board of Directors is the highest authority of the JVC, which discusse and determines the major matters of the JVC.   Meetings of the Board shall be held at least twice each year at the registered address of the JVC or such other address in China or abroad as is designated by the Board.  The Chairman shall set an agenda after consultation with the Vice-Chairman and be responsible for convening and presiding over the Board meetings. The Board shall notify all Directors in writing ten (10) days prior to the Board meeting, which shall specify the agenda, time and venue of the meeting.

8.6.                            Upon the written request of one-third (1/3) or more of the Directors of the JVC specifying the matters to be discussed, the Chairman shall, after consultation with the Vice-Chairman, convene an interim meeting of the Board.

8.7.                            In case a Director is unable to attend a Board meeting, he/she may issue a proxy and entrust another person to attend the meeting on his/her behalf.  The representative so entrusted shall have the same rights and powers as the Director does.  Should a Director fail to attend or to entrust another to attend, he/she will be deemed as having waived such right.

8.8.                            A quorum for a Board meeting (including regular meeting and interim meeting) shall require the presence, in person or by proxy, of at least four (4) Directors. The Board of Directors shall not adopt any resolution at a Board meeting where a quorum is not present.  If a quorum shall fail to attend, the Chairman shall convene another meeting with seven (7) days prior notice to each Director.

8.9.                            Each Party shall procure that the Directors appointed by it attend each duly convened meeting of the Board in person or by proxy.

8.10.                     The Directors owe fiduciary duties and duties of care to the JVC and may not engage in any activities that compete with, or may jeopardize any interests of the JVC.

8.11.                     All of the major matters of the JVC shall be determined by the Board of Directors, including but not limited to:

(1)                                 amendment of the Articles of Association of the JVC;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(2)                                 the merger of the JVC with any other economic organization, and the split-off of the JVC;

(3)                                 termination or dissolution of the JVC ;

(4)                                 the increase or transfer of the JVC’s registered capital;

(5)                                 investment in any other company or enterprise by the JVC;

(6)                                 establishment of branches or other business premises;

(7)                                 execution of, amendment to, or termination of any contract between the JVC (as one party) and any Party hereto or its Affiliates or Associated Companies (as the other party), or any decision to waive the right to take legal actions against the counterparty for breach of contract;

(8)                                 distribution of after-tax profits of the JVC to the Parties in any fiscal year;

(9)                                 review and approval of the amounts of the reserve fund, the development fund, and the employee bonus and welfare fund (the “Three Funds”) that the JVC is required to set aside for each fiscal year under the Implementation Rules of People’s Republic of China’s Sino-foreign Joint Venture Enterprise Law and supervision of expenditures of the Three Funds; review and approval of the amounts of other funds (e.g. the housing provident fund) that the JVC is required to set aside under other laws and regulations of the PRC, and supervision over expenditures of such funds;

(10)                          review and approval of any sale or purchase of any fixed assets or real property with a value exceeding [**] by the JVC (except for any sale or purchase made under item (11) below);

(11)                          examination and approval of the JVC’s long-and-medium-term production strategies, marketing plan and scope, infrastructure plans, research and development plans and production scale,  financing plans, budgets, annual tax returns and audited financial statements.

(12)                          approval of major reports submitted by the General Manager (e.g. reports on production capacity, annual operation, funds, loans);

(13)                          review and approval of any business contracts in which the amount involved exceeds [**] (except for those entered into under item 11 above)

(14)                          approval of any guarantee, security, loan or borrowing provided by the JVC;

(15)                          approval of the basic organizational structure of the JVC and the setting up positions for management;

(16)                          examination and approval of internal policies and major rules the JVC (including but not limited to the financial and accounting policies, salary

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

standards, subsidies and allowance standards for employees of the JVC, the labour insurance and social welfare standards for employees of the JVC; and trainings provided to the Working personnel);

(17)                          appointment and dismissal of the General Manager;

(18)                          engagement of external accountants, auditors and attorneys for the JVC;

(19)                          approval for opening bank accounts and appointment of the signatories thereof;

(20)                          JVC’s filing major lawsuits or arbitrations, and revolving any legal issues related to the JVC;

(21)                          any change in the existing arrangement that the Chairman, the Vice-Chairman, the General Manager shall be recommended by Party A and Party B; and

(22)                          any arrangement that would change the power and duty granted to the General Manager; and

(23)                          any matter that at least two (2) Directors request to examine by submitting written request.

8.12.                     Resolutions involving the matters set forth in items (1)-(5) of Section 8.11 shall be adopted by the unanimous affirmative vote of all Directors present in person or by proxy at a duly convened Board meeting. Resolutions involving the other matters set forth in Section 8.11 shall be adopted by the affirmative vote of at least 2/3 of the Directors or their proxies in attendance at a duly convened Board meeting, provided that such Directors must include at least one Director appointed by each Party. In case a deadlock occurs when a board resolution in respect of the matters listed in items (1)-(23) of Section8.11 (the “Relevant Matters”) fails to receive the required minimum number of affirmative votes, the Parties shall conduct friendly consultation regarding the Relevant Matters, and reconvene a Board meeting to re-deliberate the Relevant Matters within fourteen (14) days. If no resolution regarding the Relevant Matters is adopted at the reconvened Board meeting, the Parties agree that senior executives of both Parties shall negotiate and resolve the Relevant matters. If the senior executives of both Parties fail to resolve the Relevant Matters within fourteen (14) days, either Party (the “Selling Party”) may require the other Party to purchase its equity interest in the JVC in whole at a proposed price (the “Selling Price”); if the other Party refuses to purchase the Selling Party’s equity interest in the JVC at the Selling Price, the other Party must sell all of its equity interest in the JVC to the Selling Party at the Selling Price.

8.13.                     The Board of Directors may adopt a resolution by signing the written resolution by all Directors without holding a Board meeting. Such written resolution should be

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

kept with the minutes of the Board meetings for record and shall have the same effect as resolutions unanimously adopted at a Board meeting.

8.14.                     In general, Directors shall perform their duties without any remuneration.  However, Directors are entitled to reimbursement for all out-of-pocket expenses incurred in attending meetings of the Board and may be entitled to remuneration and reimbursement for special tasks assigned to them by the Board under a budget approved by the Board.

8.15.                     Authority of office of the Chairman:

(1)                                 As the legal representative of the JVC, the Chairman shall exercise his/her powers and perform his/her duties as following :

(i)                                     to apply to governmental authorities for the establishment of the JVC or other related matters;

(ii)                                  to convene and chair Board meetings;

(iii)                               to examine the implementation of the resolutions and report to the Board of Directors;

(iv)                              subject to the Board resolutions and decisions, to support important business activities of the JVC;

(v)                                 to sign material documents of the JVC and the relevant lawsuit and arbitration documents that should be signed by the Chairman; and

(vi)                              subject to the Board’s approval, to sign documents and material contracts in relation to the issuance of the company’s shares and bonds.

(2)                                 The Vice-Chairman shall assist the Chairman with his/her work and exercise the powers or perform the duties of the Chairman when the Chairman is unable to exercise his powers due to absence, illness or disability.

The Chairman, Vice-Chairman and Directors shall exercise their powers or perform their duties within the scope of authority granted by the Board. Without prior written authorization of the Board, the Chairman, Vice-Chairman and Directors shall not sign any contract or agreement that may impose obligations o restrictions on the JVC.

8.16.                     Detailed minutes shall be taken for every Board meeting and signed by the Directors or their proxies and the board minutes recorder. The Directors have the right to add remarks to the board minutes. The minutes shall be written in Chinese and kept on file by the JVC.

CHAPTER 9
MANAGEMENT ORGANIZATION

9.1.                            The JVC shall implement a system under which the General Manager assumes responsibility under the leadership of the Board of Directors, and shall establish an

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

operation and management organization to oversea the day-to-day operation and management of the JVC.  The operation and management organization shall have one General Manager who shall have a term of four (4) years and may serve consecutive terms upon approval by the Board.  The Parties agree that the General Manager shall be nominated by Party B.

9.2.                            The General Manager has the following authorities and responsibilities:

(1)                                 to organize and implement resolutions of the Board and report to the Board of Directors;

(2)                                 to be fully responsible for the day-to-day administration, operation and financial management of the JVC;

(3)                                 to devise development plans for the JVC, annual production and operation plans, and profit allocation proposal;

(4)                                 to organize the implementation of the annual operation plan and investment proposals for the JVC;

(5)                                 to propose the internal management organization ;

(6)                                 to draft the management rules and policies for the JVC;

(7)                                 to set up rules and regulations for the JVC;

(8)                                 to employ or dismiss management members, except for those who should be employed or dismissed by the Board of Directors;

(9)                                 to decide on matters relating to employment, reward, punishment and dismiss of employees of the JVC;

(10)                          to deal with important external business matters on behalf of the JVC; and

(11)                          to perform other duties granted by the Board.

9.3.                            When performing his/her duties, the General Manager shall not change the resolutions of the Board and exceed the scope of authority granted to him/her. The General Manager shall submit a monthly operation report and a monthly financial report to the Board of Directors within thirty (30) days following the close of month reported.

9.4.                            The Parties agree that the JVC’s operation and management, business development, financial proposals and implementation plans for various projects shall strictly adhere to the principles and development plans devised by the Parties set forth in the feasibility study report in Appendix F hereto, including structural organization, number of employees, financial budget, salary levels, research and development plan, renovation of manufacturing plants, facility upgrades, marketing and sales. The feasibility study report is attached hereto as Appendix F.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

9.5.                            When the General Manager is unable to exercise his authorities or perform his duties due to temporary absence, illness or disability, the person designated by the General Manager shall perform the duties and exercise the authorities of the General Manager. The Board shall convene a Board meeting to decide the replacement of the General Manager when a replacement is required.

9.6.                            The General Manager is accountable to the Board. The General Manager and other management member shall not engage in any activities that may compete with or be detrimental to the interests of the JVC, and they shall not concurrently assume any position in other organizations.

9.7.                            The operation management organization may have certain department managers who are accountable to the General Manager, oversee the work of each department, implement tasks assigned by the General Manager . The department manager (head) of each department shall be appointed by the General Manager.

9.8.                            The Board may adopt resolutions to dismiss and replace the General Manager or other senior managers who has committed a corrupt act or gross neglect of duty.

CHAPTER 10
CERTIFICATE, APPROVAL AND TRADEMARK

10.1.                     The Parties agree that Party A will make an in-kind contribution to the JVC, as part of its capital contribution, of the intangible assets valued at [**] it lawfully owns (including “Two Certificates”, “Product Certificate or Product Approval” and “Shanghai Pharma” trademark).

10.2.                     Party A undertakes that a) within one month from the date of signing this Contract and relevant documents, it will file applications to relevant PRC governmental authorities and handle the formalities to transfer the “Two Certificates” and “Product Certificate or Product Approval” to the JVC so that the JVC becomes the legal “Two Certificates” and “Product Certificate or Product Approval”, and sign a licence agreement with the JVC to grant the JVC the exclusive right to use the “Shanghai Pharma(上药)” trademark, and handle the filing of the license agreement with the State Trademark Office;  and b) within one year from the Date of Establishment of the JVC, it will file an application with the State Trademark Office to transfer the “Shanghai Pharma” trademark to the JVC and sign a trademark transfer agreement with the JVC in the form attached hereto as Appendix G so that the JVC becomes the lawful owner of such trademark.  Party A shall bear all taxes end expenses incurred in connection with the transfer of the “Two Certificates”, “Product Certificate or Product Approval” and “Shanghai Pharma” trademark to the JVC.

10.3.                     As the true and lawful owner of the “Two Certificates”, “Product Certificate or Product Approval” and “Shanghai Pharma” trademark, the JVC has full right to use the “Two Certificates”, “Product Certificate or Product Approval” and “Shanghai

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Pharma” trademark. Party A undertakes that it will cease the use of the “Two Certificates”, “Product Certificate or Product Approval” and “Shanghai Pharma” trademark from the Date of Establishment of the JVC. Both parties agree that, in consideration of the actual situations of Party A, Party A is given a grace period of six months to use the “Shanghai Pharma” trademark so that it can continue to sell any inventory of packaging materials with Shanghai Pharma” trademark until the materials have been consumed. The grace period shall not exceed six months starting from the date hereof.  Upon the lapse of the six-month grace period, Party A shall unconditionally cease the use of the “Shanghai Pharma” trademark. “Shanghai Pharma” trademark as mentioned in this Section shall include the trademark, characters used in the trademark, logo, label, name, image and their combinations as detailed in Appendix G hereto —the Trademark Transfer Agreement. The “Two Certificates” and “Product Certificate or Product Approval” as mentioned in this Contract are detailed in Appendix I- Lists of “Two Certificates” and “Product Certificate or Product Approval”.

CHAPTER 11
 SITE

11.1.                     As part of its registered capital contribution, Party A shall provide to the JVC the transferrable and collateralizable land use right over the Site for the Joint Venture Term.  Site details are set forth in Appendix C hereto.  The JVC shall have the right to demolish or modify any building listed in Appendix C at its sole discretion and expense.

11.2.                     Party A hereby represents and warrants that presently it has the land use right over the Site and owns the factory buildings and other facilities on the Site.  Party A has the right and obligation to transfer land use right and ownership to the JVC within the Joint Venture Term.  Party A warrants that there is no claim, lien or debt whatsoever on the Site, and the term of the land use right is fifty (50) years. The JVC will obtain the transferrable and collateralizable land use right over the Site in accordance with this Contract. Party A shall be responsible for all taxes and expenses in connection with the transfer of the land use right over the site and ownership of the factory buildings and facilities to the JVC and indemnify and reimburse Party B against any losses or liabilities incurred by the JVC arising relating to the taxes and expenses.

11.3.                     Party A has entered into the Grant of State-owned Land use right Contract related to the land use right over the Site described in Appendix C hereto with the Shanghai Municipal Land Resources Bureau, pursuant to which Party A has been granted the land use right and the land use right certificate for the site stated in Appendix C hereto. Party A has provided to Party B and the JVC the copies of the “Grant of State-owned Land use right Contract”, as well as confirmation from the Shanghai Municipal Land Resources Bureau that Party A has paid in full the land use right premium and related taxes and expenses.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

11.4.                     Party A has entered into the “Transfer Contract” with the JVC, pursuant to which, the JVC may apply to the Shanghai Municipal Land Resources Bureau for the land use right certificate, the real estate ownership certificate and the boundary map related to the Site sated in Appendix C hereto, certifying that the JVC has the following land use right over the Site stated in Appendix C hereto:

(1)                                 the land use right is obtained through transfer with consideration;

(2)                                 the term of land use right is fifty (50) years from the date of issuance of the land use certificate to the JVC;

(3)                                 the permitted land use satisfies the needs of the JVC to operate the traditional Chinese medicine business as stated in Section 3.2 herein;

(4)                                 the land use right is transferrable and collateralizable subject to the PRC laws; and

(5)                                 the JVC owns the titles of the housing and buildings (including those under construction) listed in Appendix C hereto during the term of land use right.

CHAPTER 12
PURCHASE OF EQUIPMENT AND MATERIAL

12.1.                     In its purchase or lease of the required production equipment, raw materials, parts and components and services, the JVC shall give priority to purchasing or leasing them in China, unless the terms on price, quality, reliability, service, and maintenance and delivery time available in China are less favourable than those available aboard, and under which case, subject to Section 8.11 (10) herein, the General Manager has the right to decide to purchase them from abroad.

CHAPTER 13
CONTRACTING WITH THIRD PARTIES

13.1.                     Except as otherwise provided herein or in the Articles of Association, the General Manager may enter into any contract or make any undertaking with a third party on behalf of or under the name of the JVC for matters in connection with the day-to-day operations and management of the JVC, provided that the General Manager shall submit the material contracts and undertakings of the JVC to the Board of Directors for review and approval and such contracts and undertakings shall be executed by the Chairman of the Board or its authorized person.

CHAPTER 14
LABOUR MANAGEMENT

14.1.                     Policies and procedures for the hiring, employment, dismissal, remuneration, labour insurance, welfare and benefits, penalty, rewards and other matters shall be

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

formulated by the General Manager in accordance with the Labour Law of the People’s Republic of China and other relevant provisions, and submitted to the Board of Directors for approval.

14.2.                     Pursuant to Chapter 13 of the Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-foreign Equity Joint Ventures, employees of the JVC who are qualified to join labour unions shall have the right to establish a labour union to represent their interests and to carry out labour union activities and other activities permitted by the PRC laws.

The JVC shall allocate funds to the labour union in accordance with the laws and regulations.

14.3.                     The General Manager, within the authority delegated to him by the Board of Directors, shall have the sole discretion to determine, in accordance with the PRC labour management laws and Board resolutions, the conditions of employment of the employees of the JVC, internal rules, procedures and standards for hiring, firing and disciplining employees, their work arrangements and leave, etc.

14.4.                     Subject to the approval by the Board of Directors and under conditions of economy and efficiency, in hiring its employees, the JVC shall give priority to Party A’s employees based on merit. Party A may also conduct public recruitment. The Parties agree that Party B shall pay to the JVC and the JVC shall in turn pay to Party A [**] Yuan to be used toward the redundancy payment for Party A’s Redundant Employees (Please refer to Appendix K “Placement and Compensation Contract” for details). JVC has autonomy to recruit any employee to fill a position at any time without any constraint, and Party A, its Associated Company or its Affiliate will not object or hinder the JVC from recruiting any employee who has worked for Shanghai Pharmaceuticals Holding Co., Ltd. its Affiliate or Associated Company.

14.5.                     The engagement of the General Manager of the JVC and his/her wages and benefits, social insurance, welfare and business travel expenses shall be discussed and decided by the Board pursuant to the prevailing market conditions.

CHAPTER 15
TAXES

15.1.                     The JVC shall pay various taxes in accordance with the PRC laws and regulations and shall enjoy all preferential policies and treatment provided by the PRC government and Shanghai Municipality government.

15.2.                     Employees of the JVC shall pay individual income tax in accordance with the Individual Income Tax Law of the People’s Republic of China.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CHAPTER 16
FINANCIAL AFFAIRS AND ACCOUNTING

16.1.                     The JVC shall establish an accounting organization, provide itself with accounting personnel and formulate its accounting system in accordance with the Accounting System of the PRC for Chinese-foreign Equity Joint Ventures and in the light of its own actual circumstances.  The accounting system of the JVC must be filed for record with the Shanghai Finance Bureau and Shanghai Taxation Bureau.

16.2.                     The JVC shall prepare monthly, quarterly and annual financial statements, including a profit and loss statement, cash flow statement, balance sheet, and other forms.

The Board of Directors shall engage a PRC qualified and registered public accounting firm as an independent auditor which shall examine and verify the annual financial reports of the JVC in accordance with the PRC laws and by reference to internationally used accounting methods. In addition, the JVC shall allow an internationally or PRC qualified auditor appointed by each Investing Party to examine its records, provided that, the Board of Directors will be given prior notice of such examination and the expenses incurred therefrom will be borne by the Investing Party which requests the examination.

The annual financial reports and examination reports shall be delivered to each Director at least seven (7) days before the same are submitted to the Board of Directors for approval.

The Annual financial reports and annual audit reports which have been approved by the Board of Directors shall be delivered to the Parties and the relevant governmental authorities for filing according to laws or regulations.

16.3.                     All expenditure documents of the JVC shall be valid only if signed by the General Manager or a person authorized thereby. The JVC shall use the invoices issued by the tax authority as evidence of receipt and payment. The invoices issued for the oversea (including Hong Kong and Macao) purchase of merchandise such as machinery, equipment, parts and components (where the custom declaration is required) will be deemed valid only if supported by declaration forms with the PRC ports of entry or custom declaration forms with the PRC customs.

16.4.                     The JVC shall adopt the internationally used accrual basis of accounting and the debit and credit method of keeping accounts in its accounting.  All vouchers, books, receipts, statements and other accounting documents shall be written in Chinese.  The JVC shall use Renminbi as its standard bookkeeping currency.

16.5.                     Except for the first year of the establishment of the JVC, the fiscal year of the JVC shall run from January 1 to December 31 of the Gregorian calendar year.

16.6.                     “Net Profits” of the JVC refers to the balance of gross income less all necessary business expenditure (including depreciation), losses from previous years and taxes.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

16.7.                     Each year, the JVC shall set aside out of its Net Profits certain amount for the Three Funds, the total of which shall not exceed [**] of the Net Profits for that year. The specific amounts of the Three Funds set aside and their percentages shall be decided by the Board of Directors subject to relevant laws.  In the event of the liquidation of the JVC, any unused portion of the reserve fund and expansion fund shall be treated as part of the assets of the JVC.

16.8.                     After deduction of the Three Funds, the remaining Net Profits of the JVC shall be distributed to the Parties in proportion to their respective contribution to the JVC.  Except as otherwise determined by the Board of Directors, the JVC’s profit distribution shall be no less than [**] of its Net Profits.  Any balance of the Net Profits shall be retained by the JVC for use in its business development.

CHAPTER 17
FOREIGN EXCHANGE

17.1.                     All matters in relation to foreign exchange of the JVC shall be handled in accordance with the Regulations on Foreign Exchange Administration of the People’s Republic of China and other relevant regulations.

17.2.                     The JVC shall open a foreign currency account with a bank which is authorized by Chinese laws and regulations to accept foreign exchange business. The foreign exchange revenue of the JVC shall be deposited in such account.

17.3.                     After paying relevant income tax and other expenses, the Parties shall assist the foreign and Hong Kong expatriate of the JVC in applying for permission to remit abroad their remaining income in accordance with the relevant regulations of China.

17.4.                     In accordance with the relevant regulations of the Chinese government, Party B may freely remit abroad the foreign dividends derived from the JVC.

17.5.                     The JVC shall exert its best efforts to balance its foreign exchange receipts and expenditures and generate profits.  If the JVC is unable to balance its foreign exchange, the Parties shall consult and consider implementing other means to achieve such balance, including all means permitted under the “Regulations Concerning the Issues of Balancing Foreign Exchange Receipts and Expenditures for Sino-foreign Joint Venture Enterprises and other relevant regulations.

CHAPTER 18
EFFECTIVE DATE, TERM AND TERMINATION

18.1.                     This Contract shall come into effect on the date of approval noted on the approval certificate issued by the relevant governmental authority.

18.2.                     The term of this Contract shall be fifty (50) years, commencing from the Date of Establishment of the JVC.  Upon expiry of the Joint Venture Term, the Parties may consult to each other and decide to apply for extension of the Joint Venture Term.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

If the Investing Parties unanimously agree to extend the Joint Venture Term, and after a resolution to that effect is adopted at a Board meeting, a written application shall be submitted to the Examination and Approval Authority six (6) months prior to expiry of the Joint Venture Term.  The term shall be extended only upon approval of such application. The procedures for amendment of registration shall be carried out with the registration authority.

18.3.                     If both Investing Parties consider it to be in their best interests to terminate the JVC, they may terminate the JVC early.

In the case of such early termination, a resolution to that effect shall be adopted by unanimous approval of all Directors in attendance at a Board meeting, and such early termination shall be reported to the Examination and Approval Authority for approval.

18.4.                     This Contract may be terminated prior to expiry if:

(1)                                 Party A or Party B becomes bankrupt, shutdown or is liquidated; or a major portion of its property connected with the JVC’s business is acquired, arrested, appropriated or requisitioned by any third party; or such portion of its property has been taken over control by an appointed receiver. In each case above, the Party affected may terminate the Contract by giving written notice to the other Party. Such termination shall take effect thirty (30) days after the date next following date of receipt of the termination notice.

(2)                                 either Party materially breaches any provision of this Contract, in which case the other Party shall have the right to terminate this Contract within ninety (90) days following its discovery of the breach, provided that it gives the breaching Party not less than sixty (60) days’ advance written notice, and if the breaching Party cures such breach within the time limit for termination stipulated in the written notice, such notice of termination shall be deemed void;

(3)                                 either Party attempts or takes any step to transfer its equity held in the JVC in violation of any of the provisions set forth in this Contract;

(4)                                 part or all of the assets of the JVC are expropriated by governmental authorities for a long period of time;

(5)                                 any competent governmental authority requires any Party to revise any provisions of this Contract or impose any conditions or restrictions on the implementation of this Contract, causing material adverse consequences to the JVC or any Parties’ benefits;

(6)                                 the JVC is unable to continue its business operations due to its inability to make up the accumulated losses or occurrence of irreparable serious damages to its assets; and

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

(7)                                 the JVC is rendered unable to continue its normal operation by an event or its consequence of force majeure as set forth in Section 22.1 herein which continues in existence for over one hundred and eighty (180) days.

18.5.                     If either Party has issued a notice to terminate Contract, the Parties shall negotiate and endeavour to eliminate the cause for termination within two (2) months from the date of the issuance of such notice.  If, by the end of the two (2) month period, the Parties fail to reach an agreement to resolve the issues, the Board shall submit an application for early termination to the Examination and Approval Authority. In addition, the provisions set out in Section 18.6 below shall be applied.

18.6.                     If the Joint Venture Term is not extended pursuant to Section 18.2 or the Parties fail to reach a negotiated solution after either Party has delivered a notice of early termination pursuant to Section 18.5, the JVC shall continue to operate only if a Party (the “Purchaser”) notify the other Party (the “Seller”) that it intends to acquire the Seller’s interests in the JVC (the “Acquisition Notice”), and acquisition of such interests shall be proceeded on the following terms and conditions:

(1)                                 the Parties shall negotiate a purchase price satisfactory to both Parties. If Party A and Party B fail to reach a mutually acceptable purchase price within one (1) month from the date of the receipt of the Acquisition Notice, the purchase price shall be determined pursuant to (2) below;

(2)                                 Party A or Party B may each, within two (2) months from the date of the Acquisition Notice, appoint a PRC-qualified accounting firm or an assessor registered in China in writing to conduct a joint valuation on the JVC and notify the Purchaser of such appointment. The Party which fails to appoint any accounting firm or assessor is deemed to have waived its right of appointment. The joint valuation shall be completed within one (1) month from the date of appointment and shall be made based on the assumption that the JVC remains in business as a going concern. The purchase price shall be equal to the product of a) value of the JVC as determined based on the joint valuation multiplied by b)the percentage of registered capital held by the Seller at that time;

(3)                                 unless otherwise agreed in writing by both Parties, ten percent (10%) of the purchase price determined in accordance with (1) and (2) above of this Section shall be paid within seven (7) days following the execution of relevant contract, and forty percent (40%) of the purchase price shall be paid within three (3) months, and the balance shall be paid within six (6) months;

(4)                                 if Party B is the Seller, the purchase price shall be paid in US dollars or Hong Kong Dollars, and the related matters shall be handled in accordance with the relevant PRC laws.

(5)                                 if Parties fail to reach an agreement on the purchase price pursuant to above provisions, or if the purchase price is agreed but the Seller does not receive

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

the full amount of the purchase price as stated above, the JVC shall be liquidated in accordance with Chapter 19 herein.

18.7.                     Before the JVC is liquidated, the Investing Parties shall continue to perform their respective obligations and exercise their rights, and ensure the ordinary operation of the JVC.

CHAPTER 19
LIQUIDATION AND DISPOSAL OF THE ASSETS OF THE JOINT VENTURE COMPANY

19.1.                     In the event of the early termination of the Contract or upon expiry of the Joint Venture Term, the Board of Directors shall establish a liquidation committee which has the authority to represent the JVC in all legal matter and shall value and liquidate the JVC’s assets in accordance with the PRC laws and regulations and the principles set out herein.

19.2.                     The liquidation committee shall be made up of six (6) members, of which three (3) members shall be appointed by Party A and three (3) members shall be appointed by Party B.  Members of the liquidation committee may, but need not, be the Directors of the JVC.  Either Party may also appoint professional advisors, such as accountants and lawyers qualified either in China or abroad, to assist the liquidation committee.

19.3.                     The liquidation committee shall conduct a thorough examination of the JVC’s assets and liabilities, on the basis of which it shall develop a liquidation plan which, if approved by the Board of Directors, shall be executed under the liquidation committee’s supervision.

19.4.                     In developing and executing the liquidation plan, the liquidation committee shall use every effort to sell the JVC’s assets and business at the highest possible price in foreign currencies. Considerations shall be given to sale of the JVC’s assets or business by public auction or by tender open to domestic and foreign bidders with a view towards obtaining the selling price at international market rates.  If necessary, Renminbi shall be converted to foreign exchange in accordance with the relevant laws and regulations of China.  Any expenses related to the conversion of Renminbi to foreign exchange shall be considered as liquidation expenses.

19.5.                     The liquidation expenses, including remuneration to members of the liquidation committee, shall be paid out of the JVC’s assets in priority to the claims of other creditors.

19.6.                     After the liquidation or division of the JVC’s assets and the settlement of all of its outstanding debts, the balance of the JVC’s assets (if any) shall be paid to the Parties in proportion to their respective contributions to the registered capital of the JVC.  The Party which has made its contribution to the JVC in foreign currency shall have the priority to be paid in foreign currency.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

19.7.                     On completion of all liquidation procedures, the liquidation committee shall submit a final report approved by the Board to the Examination and Approval Authority, and hand in the JVC’s Business License to the original registration authority and complete all other formalities for nullifying the JVC’s registration.  Party B shall have a right to obtain copies of all of the JVC’s accounting books and other documents but the originals thereto shall be left in the care of Party A.

19.8.                     Upon the expiry or termination of the JVC, or in case that Party B ceases holding at least fifty percent (50%) of the share in the registered capital of the JVC, the JVC shall change its name immediately to a name not including the character “和黄” or the syllable “ HUTCHISON “ or any word resembling in any manner the character “和黄” or its syllable” HUTCHISON “.  Party A undertakes, under no circumstance, it will use the character “和黄” or the syllable “HUTCHISON” or any resembling word as its corporate name to continue or take over the business of the JVC.  The JVC and the Parties agree to take actions necessary to fulfil this undertaking.

19.9.                     It is agreed by both Parties that Party B may continue to use the name character “和黄” or the syllable “HUTCHISON in any of its activities within China as freely as it does outside China.

CHAPTER 20
INSURANCE

20.1.                     Each insurance policy of the JVC shall be taken out by the JVC from the insurance company which it considers most suitable as permitted by Chinese law.  The risks insured, insured values, coverage periods, etc., shall be discussed and decided at meetings of the JVC’s Board of Directors in accordance with the policies of the insurance company.

CHAPTER 21
AMENDMENT OF THE CONTRACT

21.1.                     This Contract (including its appendices) may be amended only by written agreement executed by the Investing Parties. Such amendments shall come into effect upon the approval of the Examination and Approval Authority.

CHAPTER 22
FORCE MAJEURE

22.1.                     If, during the Joint Venture Term, the performance of this Contract is directly affected by, or this Contract cannot be performed on the agreed conditions due to, an earthquake, typhoon, flood, fire, war or other event of force majeure which cannot

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

be foreseen and the occurrence and consequences of which cannot be prevented or avoided, the Party affected by such event of force majeure shall promptly notify the other Party in writing of the details of such event and shall, within fifteen (15) days, provide detailed information on the event and a valid certificate attesting to the reason why the Contract cannot be performed or can only be partially performed or why the term for its performance needs to be extended.  Such certificate shall be issued by the notarial organization of the place where the event of force majeure occurred.  The Investing Parties shall consult with each other and decide whether this Contract shall be terminated or whether part of the obligation to perform this Contract shall be released or whether the term for performance of this Contract shall be extended, according to the extent of the impact of the event of force majeure on the performance of this Contract.

CHAPTER 23
SETTLEMENT OF DISPUTES AND GOVERNING LAW

23.1.                     Any dispute arising from this Contract shall be settled through friendly consultations.  If a dispute cannot be settled within sixty (60) days after the commencement of consultations, then a Party to the dispute may submit it to the China International Economic and Trade Arbitration Commission in Beijing for arbitration in accordance with its arbitration procedures.  Such arbitration shall be final and binding on both Parties.

23.2.                     During the period of arbitration of a dispute, the Investing Parties shall continue to perform their obligations hereunder, except for those obligations involved in the matter under dispute, and to exercise their rights hereunder.

23.3.                     The execution, validity, interpretation and performance of this Contract and the settlement of disputes related to this Contract shall all be protected and governed by the laws of the PRC.

23.4.                     The JVC and the Parties shall apply for any tax, investment and other benefits or preferences more favourable than the terms of this contract that become available or publicly known after date hereof.

CHAPTER 24
CONFIDENTIALITY

24.1.                     The Parties hereby agree that they shall not disclose to any third party any part of this Contract (including appendices), or any other agreements that either Party may be negotiating, or details of confidential negotiations in reaching such agreements, or any business or secrets disclosed by either Party, except as required by law or any stock exchange, or for purpose of preforming one Party’s obligations under the abovementioned Contract or agreements. When such requirement to disclose has arisen, the disclosing Party shall obtain the other Party’s written consent prior to the disclosure, which consent shall not unreasonable delayed.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

24.2.                     The Parties shall cause their Directors and other Working personnel, and those of their Affiliates or Associated Companies to comply with the confidentiality obligation set forth in Section 24.1 above.

24.3.                     The obligation under the Section 24.1 shall survive the termination of this Contract and the termination and dissolution or liquidation of the JVC howsoever caused.

CHAPTER 25
BREACH OF CONTRACT

25.1.                     If a Party fails to perform any of its obligations under this Contract or if a Party’s representation or warranty under this Contract is untrue or materially inaccurate, such Party shall be deemed to have breached this Contract.  The breaching Party shall have thirty (30) days from receipt of notice from the other Parties specifying a breach to cure such breach (if curable).  If a curable breach is not cured within thirty (30) days, the breaching Party shall indemnify the other party against any losses arising from such breach.  If a breach is not curable, the breaching Party shall immediately indemnify the other party against any losses arising from such breach.

CHAPTER 26
GENERAL PROVISIONS

26.1.                     The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

26.2.                     This Contract is written in Chinese.

26.3.                     This Contract and its Appendices attached hereto constitute the entire agreement between the Parties with respect to the subject matter of this Contract and supersede all prior discussions, negotiations and agreements between them.

26.4.                     Any notice or written communication provided under this Contract, including but not limited to any and all offers, writings, or notices to be given hereunder, shall be made in Chinese and/or English and promptly sent or delivered by one Party to another Party by facsimile, and shall be subsequently confirmed by registered air-mail. The date of receipt of a notice or communication hereunder shall be deemed to be twelve (12) days after its postmark in the case of an airmail letter and two (2) working days after dispatch in the case of a telex or facsimile.  All the notices and communications shall be sent to the appropriate address telex or facsimile numbers first above written, until the same is changed by notice given in writing to the other Party.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

CHAPTER 27
APPENDICES

27.1.                     The following Appendices constitute a part of this Contract.  In the event of a discrepancy between the interpretation of the provisions of the Appendices attached hereto and the provisions of this Contract, this Contract shall prevail.

Appendix A:	Party A’s Assets
Appendix B:	Party A’s Contracts
Appendix C:	Site, Houses and Buildings
Appendix D:	Catalogue of [**] Products Produced by the JVC
Appendix E:	Contribution Schedule
Appendix F:	Feasibility Study Report
Appendix G:	Trademark Transfer Agreement
Appendix H:	License Agreement for the Trademark of “Shanghai Pharma”
Appendix I:	List of “Two Certificate”, “Product Certificate or Product Approval”
Appendix J:	List of Inventory of Packaging Materials
Appendix K:	Placement and Compensation Contract

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Investing Parties have caused this Contract to be executed as of the date first above written by their duly authorized representatives.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

Party A: Shanghai Traditional Chinese Medicine Co., Ltd

Signature:	/s/ Xu Qinfa

Name:	Xu Qinfa

Position:	Chairman

Nationality:	Chinese

Party B: Hutchison Chinese Medicine (Shanghai) Investment Ltd.

Signature:	/s/ Simon To Chi Keung

Name:	Simon To Chi Keung

Position:	Director

Nationality:	British

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.